Exhibit 99.1

Bill Ottaviani joins Zion Oil as
President and Chief Operating Officer

Dallas, Texas and Caesarea, Israel – February 1, 2010 – Zion Oil & Gas, Inc. (NASDAQ GM: ZN) announced today that William L. Ottaviani has joined the Company as President and Chief Operating Officer.

William (Bill) Ottaviani, a Petroleum Engineer, has spent 25 years (1982 to 2007) working for Chevron Corporation in various countries, including Angola, Indonesia and the USA, and two years (2007-2009) as Chief Operating Officer of Rex Energy. He earned a Masters in Business Administration from California State University and a Bachelor of Science degree (with High Distinction) in Petroleum and Natural Gas Engineering from Pennsylvania State University.

During his career, Mr. Ottaviani was awarded multiple Chevron and US Department of Energy Recognition Awards for performance achievements. When working for Chevron’s subsidiary, Caltex Pacific Indonesia, Bill was awarded the company’s highest recognition, earning the President's Award for his work in successfully negotiating a $1.5 Billion gas contract. He is a member of the Society of Petroleum Engineers.

Zion’s Chief Executive Officer, Richard Rinberg, said today that, “Bill Ottaviani joins Zion with a proven industry track record and will greatly strengthen our managerial and operational competence. Bill is a first class oil and gas professional who has the experience, the ability and the specific skill-set to provide Zion with fundamental operational and technical direction, help us to implement our multi-well strategy and achieve success with our operations.”

Zion’s common stock trades on the NASDAQ Global Market under the symbol “ZN” and Zion’s warrants trade under the symbol “ZNWAW”.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located on-shore between Haifa and Tel Aviv. It currently holds two petroleum exploration licenses, the Joseph and the Asher-Menashe Licenses, between Netanya, in the south, and Haifa, in the north, covering a total of approximately 162,000 acres and the Issachar-Zebulun Permit Area, adjacent to and to the east of Zion’s Asher-Menashe license area, covering approximately 165,000 acres. Zion’s total petroleum exploration rights area is approximately 327,000 acres.

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, drilling efforts and locations, the presence or recoverability of hydrocarbons, timing and potential results thereof and plans contingent thereon and sufficiency of cash reserves are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion’s homepage may be found at: www.zionoil.com

Contact:
Zion Oil & Gas, Inc.
Brittany Russell, 214-221-4610
dallas@zionoil.com